The Feel Good Lab

The Feel Good Lab is giving the OTC pain relief category a much-needed makeover. 1 out of 3 U.S. adults suffers from chronic pain without any healthy options to treat it, until now.


NATURAL
PAIN CREAM
SPORT
RECOVERY
LOTION

Invest

$99.75 minimum investment

Deadline May 1, 2021
in a day

Unit Price
$1.05

Total Raised
$615,632

Valuation
$9,416,842

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, LLC. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

The Feel Good Lab is giving the multibillion-dollar OTC pain relief category a much-needed makeover. 1 out of 3 U.S. adults suffers from chronic pain, and millions of athletes struggle with daily soreness—both with very few options to treat their pain without compromising overall wellness, until now. The Feel Good Lab has recently launched our patented healthy pain relief products in CVS and Target on the back of our #1 ranked natural pain cream on Amazon. The mission is to scale the business to make our effective, better-for-you pain relief options even more accessible to those who need them.

DEAL HIGHLIGHTS

- High amount of traction with current distribution in Target and CVS
- Company backed by the University of Connecticut as part of the Technology Incubation Program
- $1 billion+ potential exit as evidenced by competitive comparisons (watch video above for more details)
- Breakthrough innovations in the CBD space ready for go-to-market
- Funding will be allocated nearly exclusively toward revenue generating activities

—

PROBLEM

100 million Americans



100 million Americans


100 million Americans are in chronic pain*
2/3 believe they'll be in pain for the rest of their life*

There is an epidemic when it comes to treating chronic pain. Over 100 million Americans suffer every day from pain lasting more than six months.* Two-thirds of pain sufferers believe they will never live another day without pain for the rest of their lives.*

Current solutions are simply not working. And sadly, many pain relief options often make people sicker.

Opioids, as an example, are an incredible innovation and an effective tool for treating severe acute pain. Yet, when that pain doesn't go away, opioids become the wrong tool for the job. By design, opioids merely mask pain as a symptom and do not address the underlying root causes. Inevitably, a patient's tolerance will increase, and severe side effects can occur from consistent systemic delivery of potent medication to the entire body.

Oral NSAIDs have the same issues. Products, like ibuprofen, are wonderful for infrequent acute pain. But again, ibuprofen is not the right tool for pain that lasts or is frequent. In fact, oral delivery of medication has its drawbacks altogether. When a substance is delivered through the GI tract—eventually spreading throughout the body—it results in lower concentrations of medicine reaching localized areas in pain.

30 billion NSAIDs

30 billion NSAIDs are taken each year in the U.S.*

That's enough Advil tablets to stretch from New York to LA, 4 times.

30 billion NSAIDs



The CDC now recommends that topical pain relievers should be the frontline defense for consumers treating chronic pain. Unfortunately, nearly all over-the-counter topicals commonly found in the pain relief aisle today were formulated decades ago with toxic ingredients like parabens, carbomer, and other hormone disrupters. These are the same chemicals that were removed from beauty products years ago.

SOLUTION


YOUR HEALTH
GENE GRESH
THE FEEL GOOD LAB

We've been treating pain in our local pharmacy for 30+ years. Decades ago, our chief pharmacist, Gene Gresh, would see patients from our community come in month after month to refill pain med prescriptions. Regrettably, he noticed these patients were getting sicker each month, not healthier. Determined to provide better care, Gene uprooted his whole life, went back to school, closed his conventional pharmacy, and opened one of the nation's first combined functional medicine with compounding pharmacy practices.

This new model allowed him to work one-on-one with patients and their doctors to formulate custom medicine that more effectively treated chronic pain. Over the years, much of Gene's research focused on topicals and transdermal delivery of medication. The goal was to optimize delivery through the skin, close to the root cause, in order to improve efficacy and minimize side effects. The approach was amazingly successful for thousands of patients in the community.

There was a problem. At the time, every medicine we made required a prescription from a doctor. So, patients would often ask what over-the-counter products did we recommend for chronic pain? The answer was, "none," due to all of the previously mentioned reasons.

So we began making them ourselves.

PRODUCTS

Our Products


The FEELGOOD lab
NATURAL PAIN CREAM
FOR ARTHRITIS, BACK PAIN, SORE MUSCLES & JOINTS
30 HANDPICKED INGREDIENTS
100% NATURAL
PAIN RELIEF + WELLNESS
SPORT RECOVERY LOTION
FOR MUSCLE SORENESS

Our Products



Pain relief products that work *and* are good for you



Our products are based on decades of clinical experience. We remove all of the toxic ingredients that we don't want to be delivered to the body, which is the main pillar of functional medicine. We replace those ingredients with dozens of plant-based ones that we do want. These include turmeric, arnica, boswellia, devil's claw root, and more—ingredients that have been used for centuries in Eastern medicine. All our products are FDA-registered, allowing us to legally make the similar claims as today's current market leaders.


CHAMPION CROSSFIT COACH
BEN BERGERON
SPORT RECOVERY LOTION


NATURAL PAIN CREAM

ADVANTAGES

When created The Feel Good Lab, we studied the competitive companies, brands, and products to fix everything wrong. Long story short, we have and always will strive to create the brand we'd personally want in our medicine cabinets.

The Feel Good Lab


The FEEL GOOD lab
NATURAL PAIN CREAM
SPORT RECOVERY LOTION

The Competition


The Competition
VS

The Feel Good Lab


A functional medicine approach
Our products are always designed to address the root causes of pain while avoiding substances that are toxic to the body, both key pillars of functional medicine. Our source of innovation comes from Gene's clinical practice.

The Competition


VS
A conventional medicine approach
Most brands on the market today make products that merely block, mask, or distract you from the symptom of pain. They are not designed to support wellness or with overall health in mind.

The Feel Good Lab

Non-toxic, good-for-you products. Always.

Our products are and will always be at the fore-front when it comes to using quality ingredients that aren't bad for you. Because we believe pain relief shouldn't compromise wellness.

The Competition

VS

Old-school formulas that pollute the body

Most pain relief brands in the aisle today are decades old. The formulas haven't changed. Ironically, these products contain substances that can cause the very thing you'd want to prevent when treating pain: inflammation.

The Feel Good Lab

Multiple products to fight pain with wellness

We will expand our offerings to help people get well. New items, like high-quality dietary supplements, will complement the effectiveness of our existing products while growing loyalty among customers.

The Competition

VS

One-trick pony approach

The top competitive brands only focus on pain relief, not wellness, with repetitive product lines that cannibalize sales and provide little incremental value to customers.

The Feel Good Lab

A modern, omnichannel business model

Our mission is to make healthy pain relief effortlessly accessible. That's why we've deliberately built a business model to sell in-store, online, and at wholesale at prices that allow us to scale the business in every channel.

The Competition

VS

Dated business models with razor-thin margins

Category leaders competed in a time before the internet—where the lowest price won—resulting in tiny margins that make it nearly impossible to afford online marketplace fees, shipping, and other costs to sell direct-to-consumer today.

The Feel Good Lab

US-based supply chain

All our products are made in the USA, with all key manufacturing partners here in the States. This allows us to maintain our high quality, minimize lead times, and avoid disruptions due to trade law changes—all while supporting the economy.

The Competition

VS

Foreign-based manufacturing

Most competitors do not make their products in the United States, resulting in a lack of nimbleness, hazy quality control, and uncontrolled working conditions for employees.

The Feel Good Lab

Setting a new standard for sustainability

We are the world's only certified plastic negative pain relief brand, meaning for every plastic tube we sell, we remove twice as much plastic waste from nature. And by the end of 2020, all our containers will be made with recycled plastic.

The Competition

VS

No stance on sustainability

Dated brands in the category are curiously quiet on the topic of their impact on the environment.

—

BUSINESS MODEL

The Feel Good Lab has a 3-prong business model.

Today, even amidst a pandemic, most pain relief shoppers prefer to purchase in-store,* so retail distribution will remain a primary focus. The retail-wholesale model is particularly ideal for our business because it provides a better margin, vast scale, and increased awareness among consumers. But most importantly, it is the opportunity for The Feel Good Lab to shift the pain relief paradigm and make healthy options truly accessible. In March, we launched with two of the county's largest retailers: CVS and Target. They love that our brand brings new customers to the over-the-counter aisle, specifically a younger and more health-focused buyer.

Our business began with eCommerce and will continue to grow here. We've built trust and credibility by selling our products directly to consumers through our website and Amazon.com. Not only does our online business allow us to make the deepest connections with our customers, but it also gives us the ability to move and adapt our brand at a moment's notice with the least amount of friction. Moving forward, we'll introduce additional healthy products to further help people relieve their pain without compromising wellness. And by thoughtfully bundling certain products together, we'll provide even better efficacy for customers at a much more affordable cost—all while driving better financial success for our company—a true win-win-win.

Lastly, we will expand our wholesale partnerships within the healthcare professional market. Physical therapists, naturopathic doctors, functional medicine practitioners, and chiropractors alike love our products and approach to pain relief. Distribution among this market will continue via a small, passionate inside sales team and via inbound leads generated from our consumer marketing.

Business Model


Select
PHYSICAL THERAPY

Business Model

Direct-to-consumer

Healthcare Pros

Retail

TRACTION

Distrubution Map

Healthcare Professionals


Recently launched in 400+ locations

Amazon


amazon prime
natural pain cream
NATURAL PAIN CREAM
Amazon's #1 Natural Pain Cream

Amazon

★★★★★

With thousands of customers and hundreds of 5-star reviews one thing is clear, people love our products.

Mintel

84%

of pain relief buyers surveyed would be willing to try The Feel Good Lab

ACCORDING TO MINTEL

Mintel


MINTEL
Which of the following pain relief methods have you tried, or would be willing to try?
Natural pain relief cream (eg Capsaicin cream, Feel Good Lab Cream)
Sample
All
1,619
Age
172
EN
LOGIN

FDA


Patented
core formula
that works

FDA


FDA
REGISTERED
to treat pain
and legally
make claims

Runner's World


RUNNER'S WORLD®
Fans of the stuff have
described it as
a "magic cream."
STAFF
PICK

Runner's World


RUNNER'S WORLD
The Best Muscle Rubs for Runners
Show your body some love with one of these natural anti-inflammatory creams and gels.
BY RUNNER'S WORLD EDITORS OCT 5, 2020
—STAFF PICK—
The Feel Good Lab Natural Pain Cream
THE FEELGOOD LAB
NATURAL PAIN CREAM
FOR ARTHRITIS, BACK PAIN, SORE MUSCLES & JOINTS
30 HANDPICKED INGREDIENTS
100% NATURAL

Press

Press

GROWTH PLAN

Your investment will be used to grow the company in three ways.

1. We will expand retail distribution with new, more affordable product sizes

We will accelerate customer acquisition and drive trial by launching smaller, more affordable sizes of our existing products. These new SKUs will lower the barrier for customers to try and fall in love with our better-for-you brand. In-store customers, in particular, will have a higher propensity to purchase these more affordable options—this, in turn, will increase sales velocity, reduce cost per acquisition across all channels, and expedite national retail expansion.

2. We will strategically invest in marketing to scale the business

Marketing investments will center on driving performance and scale among retail locations, the largest opportunity for our brand. Overall, our marketing strategy will grow awareness and trial while achieving an acceptable ROI. Performance-focused paid media, including Facebook, Instagram, and Google ad networks will be workhorses for our growth. Concurrently, we'll use steady PR and media pitching to drive demand even further. Lastly, we'll create high-quality content to fuel the entire marketing ecosystem and, more importantly, provide real value to consumers striving to get well.

Paid Media

Owned Media

Earned Media

3. We will expand our product lines to better help customers

Unlike most conventional pain relief brands on the market, we will expand our product lines to include solutions designed to treat the causes of pain, namely inflammation and oxidative stress. New products will be created based on what's working in the clinical practice of our chief pharmacist and certified functional medicine practitioner, Gene Gresh, R.Ph., FIACP, IFMCP.

Each new product will purposefully complement the effectiveness of the others we offer. This model will provide incremental value and well-rounded treatment options for our customers—in turn, helping arm people to fight pain with wellness effectively.

At the same time, future complementary products will deepen customer loyalty and increase lifetime value. And by creating bundles of the world's best healthy pain relief products, we'll offer consumers tremendous value at affordable prices compared to the fragmented wellness market.

Below summarizes our public-facing plan for product line expansion:

CBD Line


1. NEW BREAKTHROUGH
LINE OF CBD PRODUCTS
CBD PAIN CREAM
CBD RECOVERY LOTION
100% NATURAL

CBD Line


UNIVERSITY OF CONNECTICUT
HEALTH CENTER
UCONN ALUMNI

In early 2021 we will launch a line of CBD products that we've been developing within the University of Connecticut's Technology Incubation Program. Prototypes have already been produced and are currently being tested with outstanding results. These new products are the result of a breakthrough proprietary formulation technology that increases absorption rates and medicinal potency—all without destroying the full-spectrum composition of the hemp we use. Our hemp and CBD will be grown and produced locally using handpicked plant strains, giving us complete traceability and quality control. And most notably, we'll continue our current engagement with the University of Connecticut to bring much-needed evidence-based science to the CBD space, in turn making The Feel Good Lab a trusted source on the subject for consumers.

Dietary Supplements


2. DIETARY SUPPLEMENTS
FOR EVEN BETTER RESULTS

Dietary Supplements


FEELGOOD

Dietary supplements will be based on what's proved successful when treating thousands of patients in our local clinical practice. These premium supplements will be designed to complement the efficacy of our existing products as well as each other, empowering customers to address the complexities of chronic pain and wellness in multiple ways. Pairing products together will provide greater value to customers while growing our business—a true win-win.

Unhealthy Products Made Healthy


3. UNHEALTHY PRODUCTS
MADE HEALTHY

Unhealthy Products Made Healthy



We will expand on our core mission to help consumers fight pain with wellness and capture the opportunity that exists by reimagining existing competitive products that need a healthy makeover—because items like patches, sprays, as well as many supplements contain toxic ingredients that ironically jeopardize wellness in exchange for pain relief.

MARKET

The opportunity for healthier pain relief products, particularly ones delivered through the skin, is large and growing.

Market


The OTC transdermal pain relief market is growing 3 times as fast as the OTC oral medication market
MINTEL
SOURCE: MINTEL OTC PAIN MANAGEMENT - US

Market


GLOBAL TRANSDERMAL MEDICATION MARKET IN BILLIONS
PROJECTED GROWTH OF 7.0% CAGR
$110.0
$117.7
$125.9
$134.7
$144.1
$154.2
2019
2020
2021
2022
2023
2024

Market

MINTEL

36%

of U.S. adults say they live a "natural lifestyle"

57 million

are members of a health club (pre-COVID)

Market


CHRONIC PAIN
PHYSICALLY ACTIVE
"NATURAL CONSUMERS"

—

TEAM



Gene Gresh
chief pharmacist

Gene Gresh, R.Ph., FIACP, IFMCP is our chief pharmacist and certified functional medicine practitioner and has been practicing for the last 37+ years, specializing in the treatment of pain.

Gene's role at The Feel Good Lab is to provide leadership in the medical field, helping steer our brand toward scaling pain interventions that are healthy AND effective.

Gene's local combined pharmacy and functional medicine practice will remain the proving ground and center of innovation for future products made by The Feel Good Lab.



Ryan Gresh
co-founder & ceo

Former aerospace engineer and supply chain consultant. Led negotiation of $800MM+ in longterm contracts with F500 companies.



CJ Forse
co-founder & cmo

Former vice president of 115-person Omnicom marketing agency. Led strategy for Canon, Boston Scientific, SAP, AT&T, and more.



Kyle Fitzpatrick
co-founder & coo

Former Red Bull executive and startup leader. Led sales and marketing projects in Red Bull's largest metropolitan markets.



Lynn Clarke
managing partner

Former CEO of three CPG, e-commerce/digital/retail startups with prior executive roles in branding, operations and general management at PepsiCo and General Mills.



Sam Markle
sales & operations

Former medical device sales executive and professional basketball player. Leads field sales and supports ops to drive business growth.



Gabe Leahy
graphic artist

Design and UX expert specializing in brand building and digital creative that performs. Makes things beautiful and effective for our brand.

ADVISORS



Mark Bertolami

Former President and CMO Global Duracell Division of Procter & Gamble



Nicki Maher

Former SVP at Alex & Ani and current social influencer and strategist



Rob Wengel

Executive data-driven growth strategist for F500. Led innovation for Nielsen and Kantar.


FEELGOOD

Ben Bergeron

World-famous CrossFit coach behind 7 CrossFit Games championships.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $869,999 is raised:

Use	Value	% of Proceeds
Inventory	$951,000	109.3%
Intermediary fees	$42,630	4.9%

If the offering's maximum amount of $1,069,999 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Sales & Marketing	$430,139	40.2%
Inventory	$224,700	21.0%
Hiring	$128,400	12.0%
General & Administrative	$77,040	7.2%
R&D / Clinical Research	$60,990	5.7%
Legal	$44,940	4.2%
Debt Repayment	$51,360	4.8%
Intermediary fees	$52,430	4.9%

TERMS

This is a side-by-side offering of Membership Units, under registration exemptions 4(a)(6) and 506(c), in The Feel Good Lab LLC. Up to $869,998.50 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by May 1, 2021 at 12:59am ET. If the total doesn't reach its *target*, then your money will be refunded. The Feel Good Lab may issue additional securities to raise up to $1,069,999, the offering's *maximum*.